                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934*

                               (Amendment No. ___)

                              Tarrant Apparel Group
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                    876289109
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                                 (CUSIP Number)

                                December 4, 2003
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             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:  [ ] Rule 13d-1(b)
                                                                                           [x] Rule 13d-1(c)
                                                                                           [ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

            Person Authorized to Receive Notices and Communications:

                              Jacob D. Smith, Esq.
                              Haynes and Boone, LLP
                           901 Main Street, Suite 3100
                               Dallas, Texas 75202
                                 (214) 651-5000

                                  SCHEDULE 13G


CUSIP No. 876289109                                            Page 2 of 6 Pages

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  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         The Pinnacle Fund, L.P., a Texas limited partnership
         75-2512784

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  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) [ ]
                                                                        (b) [ ]

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  3   SEC USE ONLY



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  4   CITIZENSHIP OR PLACE OR ORGANIZATION

         Texas

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                                    5   SOLE VOTING POWER
           NUMBER OF
             SHARES                       2,000,000
          BENEFICIALLY
            OWNED BY             -----------------------------------------------
              EACH                  6   SHARED VOTING POWER
           REPORTING
             PERSON                       0
              WITH
                                 -----------------------------------------------
                                    7   SOLE DISPOSITIVE POWER

                                          2,000,000

                                 -----------------------------------------------
                                    8   SHARED DISPOSITIVE POWER

                                          0

--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,000,000

--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         7.2%

--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON

         PN

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CUSIP No. 876289109                                            Page 3 of 6 Pages


Item 1(a)         Name of Issuer:

                  Tarrant Apparel Group

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  3151 East Washington Boulevard
                  Los Angeles, California 90023

Item 2(a)         Name of Person Filing:

                  The Pinnacle Fund, L.P.

Item 2(b)         Address of Principal Business Office:

                  4965 Preston Park Blvd.
                  Suite 240
                  Plano, Texas  75093

Item 2(c)         Citizenship:

                  Texas

Item 2(d)         Title of Class of Securities:

                  Common Stock, without par value

Item 2(e)         CUSIP No:

                  876289109

CUSIP No. 876289109                                            Page 4 of 6 Pages

Item 3    Status of Person Filing:

          (a)  [ ]   Broker or dealer registered under section 15 of the Act (15
                     U.S.C. 78o);

          (b)  [ ]   Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                     78c);

          (c)  [ ]   Insurance company as defined in section 3(a)(19) of the Act
                     (15 U.S.C. 78c);

          (d)  [ ]   Investment company registered under section 8 of the
                     Investment Company Act of 1940 (15 U.S.C. 80a-8);

          (e)  [ ]   An investment adviser in accordance with Section
                     240.13d-1(b)(1)(ii)(E);

          (f)  [ ]   An employee benefit plan or endowment fund in accordance
                     with Section 240.13d-1(b)(1)(ii)(F);

          (g)  [ ]   A parent holding company or control person in accordance
                     with Section 240.13d-1(b)(1)(ii)(G);

          (h)  [ ]   A savings association as defined in Section 3(b) of the
                     Federal Deposit Insurance Act (12 U.S.C. 1813);

          (i)  [ ]   A church plan that is excluded from the definition of an
                     investment company under section 3(c)(14) of the Investment
                     Company Act of 1940 (15 U.S.C. 80a-3);

          (j)  [ ]   Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

Item 4    Ownership:

          (a) This statement is filed on behalf of The Pinnacle Fund, L.P. As of December 4, 2003, The Pinnacle Fund, L.P. was the beneficial owner of 2,000,000 shares of common stock, without par value, of Tarrant Apparel Group.

          (b)  Percent of Class:  7.2%.

          (c)  Number of shares as to which each person has:

               (i)     sole power to vote or to direct the vote: 2,000,000

               (ii)    shared power to vote or to direct the vote: 0

               (iii)   sole power to dispose or to direct the disposition of:
                       2,000,000

               (iv)    shared power to dispose or to direct the disposition of:
                       0

CUSIP No. 876289109                                            Page 5 of 6 Pages

Item 5            Ownership of 5% or Less of a Class:

                  Not applicable.

Item 6            Ownership of More than 5% on Behalf of Another Person:

                  Not applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person:

                  Not applicable.

Item 8            Identification and Classification of Members of the Group:

                  Not applicable.

Item 9            Notice of Dissolution of Group:

                  Not applicable.

Item 10           Certification:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 876289109                                            Page 6 of 6 Pages


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: December 10, 2003


                                        THE PINNACLE FUND, L.P.

                                        By: Pinnacle Advisors, L.P.,
                                            its general partner


                                        By: /s/ Barry M. Kitt
                                            -----------------------------------
                                            Barry M. Kitt, its general partner